UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 2, 2024

HUMBL, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-31267	27-1296318
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

101 W. Broadway
Suite 1450
San Diego, CA	92101
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (786) 738-9012

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	HMBL	OTC Pink

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On December 2, 2024, HUMBL, Inc. (“HUMBL”) entered into a Stock Purchase Agreement (the “Stock Purchase Agreement”) with Ybyrá Capital S.A. (“Ybyrá”) and Brian Foote. Pursuant to the Stock Purchase Agreement: (a) HUMBL purchased 99% of the outstanding equity interests of FinCapital Credito Pagamentos e Servicos LTDA, a Brazilian company (“FinCapital”), from Ybyrá; and (b) Brian Foote sold his 7,000,000 shares of Series A Preferred Stock and 100,000 shares of Series D Preferred Stock of the Company (the “Control Shares”) to Ybyrá. With the purchase of the Control Shares, Ybyrá is now the controlling stockholder of HUMBL.

FinCapital, now a 99% owned subsidiary of HUMBL, owns $20,000,000 in magnesium silicate, a raw material used in the creation of fertilizer. HUMBL agreed to issue $20,000,000 in common shares to Ybyrá for the purchase of the FinCapital equity interest. HUMBL will pay $4,000,000 of the purchase price through the issuance of 10,000,000,000 common share to Ybyrá ($0.0004 per share) 20 days following the date it first mails to its shareholders a Definitive Schedule 14C with respect to the transaction. The remaining $16,000,000 in common shares will be issued following a recapitalization event that provides sufficient authorized shares to make the issuance. Ybyrá is a publicly traded company in Brazil and is listed on the B3 stock exchange (B3: YBRA4).

The foregoing description of the Stock Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the Stock Purchase Agreement which is filed as Exhibit 10.1 to this Current Report on Form 8-K.

On December 2, 2024, following execution of the Stock Purchase Agreement, HUMBL entered into an Asset Purchase Agreement (the “Asset Purchase Agreement”) with WSCG, Inc. (“WSCG”), and WSCG Humbl SPV, a series of SPV Management, LLC (“HoldCo”). Pursuant to Asset Purchase Agreement, HUMBL sold all of its assets to WSCG. In consideration for the purchase of the HUMBL assets, WSCG agreed to: (a) pay HUMBL $3,025,000; (b) issue 2,455,556 shares of WSCG Class B Common Stock to HoldCo; and (c) grant 24,555,556 membership units of HoldCo to HUMBL (the “HoldCo Units”). Of the $3,025,000 payable in cash to HUMBL, $500,000 was previously paid in cash by WSCG to HUMBL prior to the closing date, and $525,000 of indebtedness previously funded to HUMBL by affiliates of WSCG was cancelled. The remaining $2,000,000 of the cash purchase price is due by December 31, 2024, with a 90-day grace period to make the payment.

The HoldCo Units represent approximately 27.5% of the outstanding equity in WSCG with a value of approximately $17,000,000. Upon transfer of the HoldCo Units, HUMBL will own 100% of HoldCo. HUMBL intends to keep a portion of the HoldCo Units to maintain exposure to WSCG’s performance and the HUMBL assets purchased by WSCG. HUMBL will also offer to exchange some of the HoldCo Units to its debtholders and holders of Series C Preferred Stock as a way to eliminate debt and reduce potential future dilution to common stockholders. Within 60 days of the closing date, the principals of WSCG will transfer real estate assets with a value of at least $45,000,000 to WSCG. The transfer of the HUMBL assets to WSCG will not take place until 20 days after the first mailing to the HUMBL shareholders of a Definitive Schedule 14C with respect to the transaction.

The foregoing description of the Asset Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the Asset Purchase Agreement which is filed as Exhibit 10.2 to this Current Report on Form 8-K. HUMBL also received a fairness opinion with respect to the Asset Purchase Agreement which is filed as Exhibit 10.3 to this Current Report on Form 8-K. A copy of the press release announcing both transactions is attached hereto as Exhibit 10.4.

Item 9.01 Financial Statements and Exhibits.

Exhibits

10.1	Stock Purchase Agreement dated December 2, 2024 among HUMBL, Inc., Ybyrá Capital S.A., and Brian Foote
10.2	Asset Purchase Agreement dated December 2, 2024 among HUMBL, Inc., WSCG, Inc., and WSCG Humbl SPV, a series of SPV Management, LLC
10.3	Fairness Opinion
10.4	Press Release
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, HUMBL has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: December 3, 2024	HUMBL, Inc.

	By:	/s/ Brian Foote
Brian Foote
President and CEO